Exhibit 99.1

I2 TECHNOLOGIES INC.

February 1, 2007

9:00 a.m. CST

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the i2 Technologies Fourth Quarter 2006 Earnings release. For the conference, all the lines are in a listen-only mode; however, there will be an opportunity for your questions. As a reminder, today’s call is being recorded. I would now like to turn the conference over to the Director of Investor Relations, Mr. Tom Ward. Please go ahead, sir.

T. Ward

Thank you, John. I’d like to welcome everyone to the conference call this morning. We released our fourth quarter and fiscal year 2006 results today. The release crossed the wire at 7:45 a.m. EST. Joining me today are Michael McGrath, i2’s CEO and President, and Mike Berry, i2’s CFO who will deliver some prepared remarks and we will then take questions afterwards. The Webcast of today’s conference call will be accompanied by a slide presentation summarizing our financial results. Those of you wishing to access the Webcast may do so by going to www.i2.com/investor and clicking on the Webcast link in the center of the page. In order to access just the slide presentation, go to www.i2.com/investor and click on the i2 Fourth Quarter and Fiscal Year 2006 earnings presentation link in the Just Added section in the center of the page.

I would like to remind you that the comments we’ll make today are subject to the SEC’s Safe Harbor Provisions. During our commentary and during the question and answer session, we will make estimates and forward-looking statements that are current beliefs and opinions of certain members of i2’s management. These statements are indicated by such terms as: plans to, preliminary, goals, will, believe, targeting, expect, anticipate, intend and likely. It may include statements regarding future revenues or expenses, earnings, operations and cash flows, as well as statements regarding demand for the company’s solutions and company’s ability to achieve its targets, goals and …

We can give no assurance regarding the achievements of these forward-looking statements as they are only estimates and the actual outcomes may be significantly different. Additionally, we expect that these forward-looking statements will change in the normal course of our business, and the company expressly disclaims any current intention to update forward-looking statements that we may make on today’s call. Please refer to the Forward-Looking statements portion of the MD&A section and the Risk Factors section of our most recent 10-K and 10-Q filings, which are available on our Web site.

I would now like to turn the call over to i2’s CEO and President, Michael McGrath.

M. McGrath	Thank you, Tom. Good morning, everyone. Thank you for spending a little time with us today.

On December 31st, we wrapped up another very successful quarter at i2; our seventh consecutive quarter of significant profits since we started the turnaround here. More importantly, with the completion of this quarter, we finished a very successful year. Our results for Q4 met or exceeded our expectations in almost every category. In fact, we achieved $0.52 non-GAAP EPS and $0.54 GAAP EPS despite incurring $7.4 million of legal indemnification expense in the quarter.

Mike Berry will review the details of the quarterly results, but I want to highlight some of our accomplishments in 2006. We ended the year with GAAP EPS of $0.82 and non-GAAP EPS of $1.27. In fact, 2006 was one of the most profitable years in i2’s entire history. Even more importantly, we reignited growth at i2 with market acceptance of our new generation solutions, which increased Software Solutions bookings by more than a third over 2005.

As part of our solutions strategy, we steadily increased service revenue each quarter throughout 2006. And, at the same time, we improved our services margins.

In 2006, a symbolic but strategically important change, we went from playing defense to playing offense; winning more major competitive sales and increasing our differentiation from the two large ERP vendors. As part of going on the offense, we began asserting our strong patent portfolio asset with our claim in East Texas federal court that SAP is violating seven i2 patents.

I think in 2006 we put most of our legacy issues behind us, so we can now focus on the future without these distractions. We eliminated the very expensive legal indemnification costs we’ve had to pay for several years now. And, we resolved our two major open customer issues that were in contract revenue – one in December and the other two days ago.

But before I turn it over to Mike, I do want to describe some of our competitive wins this quarter. We are increasingly differentiating i2 from the other enterprise software companies, especially the two major ERP vendors, and these Q4 examples show this. Here’s an example of a competitive situation for a new customer.

In a competitive process that included both of the large ERP vendors, a global leader in health-related personal products selected i2’s end-to-end transportation solution to design, plan, execute and monitor its global transportation operations. This is a deal worth over a million dollars.

Here’s another example of a new customer competitive situation, this one outside of the U.S. One of India’s largest cement manufacturers will implement i2’s supply chain and transportation solutions to provide visibility to orders throughout the supply chain as well as bring efficiencies to production and outbound customer delivering. We competed for this with one of the large ERP vendors.

When companies make major transformations, they sometimes review several competitive alternatives. A large, integrated global steel manufacturer, and a successful i2 customer, purchased I2’s New Generation solutions to incorporate planning activities from individual plants across the world into an enterprise-wide planning process. Here again, we beat a large ERP vendor for this multi million dollar sale.

Not all of our sales are competitive. Our customers are pleased with their results and want to continue partnering with i2. The largest retailer of arts and crafts materials in the United States extended its agreement to use our hosted i2 transportation solution, i2 Freight Matrix, to optimize inbound and outbound transportation operations. This was also a multi-million dollar deal.

And, we are continuing to sell New Generation solutions to customers who have previously implemented some of them. A global manufacturer of service engines and a long-time i2 customer purchased our New Generation solutions for visibility and parts tracking across its entire supply chain as well as scheduling and collaboration with customers and vendors. This sale was also competitive with one of the large ERP vendors as well as another ERP vendor.

Finally, a global consumer electronics manufacturer extended its agreement for Managed Services within its retail channel management solution. This extension also adds store level forecasting and replenishment for a top U.S. retailer as well as additional product categories to this already successful program. Here again, we’ve beaten one of the large ERP vendors for this multi-million dollar contract.

With 2006, we completed a critical chapter in i2’s history. As this chapter ends, i2 is a stable, profitable company that has reignited its growth with an entirely new generation of supply chain management solutions that have created a new generation market. Now, we are embarking on the next chapter, which I believe will be even more exciting. I’ll be back to tell you a little bit more about this after Mike Berry reviews our financial results. Mike.

M. Berry	Great. Thank you, Michael. Good morning, everyone. We have a lot to cover, so let’s jump right into the financial results.

As Tom mentioned in his portion, in order to more effectively review the results in the fourth quarter and full year 2006, we have prepared a presentation on our Web site that summarizes our financial results. My comments will follow along with the presentation and we will focus most of our discussion on the fourth quarter results. So let’s get started.

First, let’s go over some of the financial highlights of the quarter that are listed on page four. Total bookings in the fourth quarter were $63.9 million, which includes $17.4 million of software solutions booking. The $63.9 million represents the contracted value of new deals signed during the fourth quarter across all of our revenue categories.

Total revenue for the fourth quarter was $79.6 million. We recognize $4 million in contract revenue during the quarter. So excluding contract revenue, operating revenue was $75.6 million.

Our GAAP net income applicable to common stockholders was $14.3 million or $0.54 per share on a fully diluted basis. Our non-GAAP net income applicable to common stockholders, which is GAAP net income applicable to common stockholders excluding stock option expense, contract revenue and contract expense was $13.7 million or $0.52 per fully diluted share. Cash generated from operating activities for the fourth quarter was a positive $6 million. We ended 2006 with total cash, including restricted cash, of $114 million. As a reminder, during the fourth quarter we repaid the remaining $21.8 million of our 5.25% senior convertible notes.

Let’s move on to page five of the presentation and discuss revenue in more detail. This is a new slide versus what we have shown in the past, so we hope this helps you to further understand the trends and categories of our revenue. As I mentioned previously, total revenue for the fourth quarter 2006 was $79.6 million and we recognized $4 million of contract revenue in the quarter, so operating revenue was $75.6 million. The fourth quarter operating revenue of $75.6 million was $2.2 million or 3% higher than the fourth quarter of 2005.

In looking at the stacked bars on slide five, the bottom box in blue is software solutions revenue. Software solutions revenue was $23.4 million for the fourth quarter of 2006 versus $23 million in the fourth quarter of 2005. Included in the $23.4 million is $4 million in licensed revenue recognized from current quarter bookings, $7.4 million in revenue recognized from prior period bookings, and $12 million recognized from our subscription/recurring transactions. This $12 million in subscription revenue includes the remaining $5.2 million in revenue from the platform technology bookings from the second quarter of 2006 as well as revenue from our supply chain leader deal, other recurring transactions and contracts, such as Freight Matrix, and our term license arrangement. Please note, we have added the last eight quarters history of revenue recognized from current quarter, prior period and subscription transactions to the schedule posted on our Investor Relations Web site.

Moving up the bar from the bottom, the next category in green is services revenue. Services revenue was $29.5 million in the fourth quarter of 2006, up $4.1 million or 16% from the fourth quarter 2005. During the quarter, we successfully completed milestones on a number of fixed B projects that enabled us to recognize revenue related to those projects. As we have discussed throughout the year, services revenue has been an area focus for us. We have continued to make good progress during the year in staffing our services organization, training our consultants on new generation solutions and increasing our utilization. All of this resulted in a 3% increase in services revenue for the full year 2005.

The top category in the fact bars in red is maintenance revenue. Maintenance revenue finished at $22.7 million for the fourth quarter of 2006, down $2.3 million or 9% from the fourth quarter of 2005.

Maintenance revenue in the fourth quarter was below our expectations, primarily due to several maintenance renewals that were not completed in the fourth quarter.

For the full year 2006, maintenance revenues dropped approximately 8% from full year 2005 to $92.8 million. This decline was in line with our expectations previously discussed during our earnings calls.

I would also like to add some developments around contract revenue. At the beginning of the fourth quarter of 2006, we had a $7.5 million balance in contract revenue included in our net prepaid revenue, which represented two customer contracts. We recognized approximately $4 million in the fourth quarter for one of these contracts, and earlier this week we reached an agreement to resolve the last customer contract in the contract revenue balance. Thus, we expect to recognize the remainder of the contract revenue in the first quarter of 2007 net of any expenses payable. This is another important step in resolving our legacy issues.

Okay, let’s move on to slide six and discuss total costs and expenses. For this slide, let’s start at the top and work our way down the bars. Total costs and expenses were $65.1 million in the fourth quarter of 2006, $7.8 million higher than the fourth quarter of 2005. The red box at the top of the fourth quarter 2006 column represents our stock option and contract expense. We recorded $311,000 in contract expense related to the contract revenue booked in the fourth quarter of 2006. The fourth quarter 2006 expenses also include approximately $3.1 million in stock option expense, which is slightly less than the $3.5 million we expensed in the third quarter of 2006. For the full year 2006, total stock option expense was $15.4 million.

Moving down the column, the next square in green represents our non-operating legal expenses. We had several things occur in this area during the fourth quarter 2006, so I want to spend a few minutes discussing this in more detail.

First, our legal expenses related to the company’s indemnification obligation were $4.9 million in the fourth quarter. This was higher than what we had expected at the beginning of the quarter.

Second, in the fourth quarter we announced that we reached an agreement with the company’s former CEO, Mr. Brady, to terminate his indemnification agreement in exchange for a settlement payment of $2.5 million. Although we did not pay the settlement amount until the first quarter of 2007, we did accrue this expense in the fourth quarter of 2006. Let me repeat that, because I’m not sure I said that correctly. Although we did not pay the settlement amount until the first quarter of 2007, we did accrue this expense in the fourth quarter of ‘06.

Okay, the sum of these two items, the $4.9 million in legal expenses and the $2.5 million from the settlement agreement, add up to the $7.4 million of non-operating expenses you see on this chart.

The bottom portion of the column in blue represents our Other operating expenses, which for the fourth quarter of 2006 were $54.3 million, approximately $1.8 million lower than the comparable amount of $56.1 million in the fourth quarter of 2005. One area to highlight is that during the fourth quarter of 2006, we recorded a total of $2.9 million in reversals to our litigation accrual, effectively lowering our total operating expenses for the period. These reversals were the result of adjusting specific reserves based on actual settlement amount as well as resolutions to pending litigation. It is important to remember that the $54.3 million in the fourth quarter of 2006 includes litigation reversals of $2.9 million. As a note, three of these items – the non-operating legal fees, the settlement agreement, and the litigation accrual reversal – are all reflected in our G&A expense line item.

Okay, let’s pause here just for a minute. I realize I just listed several moving parts here, so I want to review this one more time to be sure it’s clear and there’s no confusion. In the fourth quarter of 2006, we incurred $4.9 million in legal indemnification expenses, we incurred an additional $2.5 million of non-operating legal expense from the settlement agreement, we had contract expense of $311,000 related to the contract revenue recognized in the fourth quarter, and we recorded a credit to expense of $2.9 million from the reversal of specific litigation accruals.

Okay, let’s move on to slide seven and we’ll look at the rest of the income statement. As you can see on slide seven, we have presented both the fourth quarter and full year income statement information. Since we have covered the revenue as well as the cost and expenses, let’s look at the rest of the income statement for the fourth quarter of 2006, starting at the Other expense line item.

We had $500,000 of Other expense in the fourth quarter of 2006, which includes, among other things, interest income, interest expense, bank fees,

foreign exchange gains or losses, and other miscellaneous expenses. For the second quarter in a row, interest income was slightly higher than interest expense for the quarter.

The primary reason for the $5 million year-over-year decrease in Other expense was mainly due to the write-off of the dead issuance costs associated with the partial redemption of our 5.25% convertible subordinated notes in the fourth quarter of 2005.

Now, let’s discuss our income tax provision. For the fourth quarter of 2006, we recorded a benefit to income taxes of $1.1 million. Included in this amount is $1.8 million of income tax expense related to the income taxes for our foreign subsidiaries and foreign withholding taxes. In addition, we had a $2.9 million credit for the reversal of a portion of our international valuation allowances. This reversal was a result of our continuous revenue of the company’s valuation allowances, and an estimate by the company that we will be able to utilize the related international tax asset. At this point, we do not foresee a similar reversal occurring in 2007. As a point of reference, the $2.9 million reversal represents approximately $0.11 in diluted earnings per share for the fourth quarter 2006.

After subtracting out the preferred stock dividend and accretion of discount, net income applicable to common stockholders finished at $14.3 million and diluted earnings per share applicable to common stockholders for the quarter was $0.54.

Okay, let’s move on to page eight. On this slide we have provided separate tables that detail certain non-GAAP measures for the fourth quarter and full year 2006 and 2005. These tables reconcile the comparable GAAP measurements to the non-GAAP measures and are provided to assist readers to better understand our operating results. The calculations are not in accordance with or an alternative for generally accepted accounting principles and may be different from non-GAAP financial measures presented by other companies, but are used as a tool by management to assess i2’s business.

The ta (break in audio)…since the consolidated EPS number in 2005 includes discontinued operations, our EPS comparisons versus 2005 are to continuing operations, including the preferred stock dividend and accretion of discount. The non-GAAP EPS number adds back the per share effect of stock option expense and then subtracts net contract revenue and expense. Management believes that the non-GAAP EPS of $0.52 per share is more indicative of the operations of the business in the fourth quarter of 2006. This is compared to a non-GAAP EPS of $0.43 in the fourth quarter of 2005.

Please keep in mind that we do not include our non-operating legal expenses as an add back in calculating our non-GAAP financial measures.

The table on the lower portion of page eight reconciles GAAP operating income to non-GAAP operating income. For the fourth quarter of 2006, non-GAAP operating income was $13.9 million versus $16.1 million in the fourth quarter of 2005. The non-GAAP operating margin was 18.4% in the fourth quarter of 2006 versus 21.9% in the fourth quarter of 2005. This drop in operating margin year-over-year is primarily due to the higher amount of non-operating legal expenses in the fourth quarter 2006 versus 2005.

In addition, I’d like to remind you that we have a full reconciliation of our GAAP to non-GAAP amounts for 2004, 2005 and now full year 2006 on our Web site under the Investor Relations section. The reconciliations posted are consistent with items and definitions we have discussed today and all historical amounts have been previously disclosed in company filings.

Okay, let’s move on to the balance sheet on page nine of the presentation. On this page we have provided a comparison of our balance sheet at the end of the fourth quarter of 2006 to our balance sheets at the end of the third quarter 2006 as well as yearend 2005. Let’s look at the changes in the balance sheet from the end of the third quarter of 2006.

Total cash and equivalents, including restricted cash, dropped $16.2 million due mainly to the use of cash for the repayment of the remainder of our 5.25% convertible subordinated notes, as well as for the semi-annual payment of the preferred stock dividend during the quarter. Since the preferred stock was issued, the semi annual dividends had been paid in additional shares of preferred stock at the company’s option. However, given our cash balances and views at our common stock valuation, we chose to pay the $1.3 million semiannual preferred dividend payable at the end of the fourth quarter in cash.

Total current liabilities decreased by $39.2 million from September 30, 2006 to the end of the fourth quarter of 2006. Included in this drop is a decrease in short-term debt of $21.8 million and a decrease in net deferred revenue of $15.1 million. The decrease in net deferred revenue was due primarily to the recognition of $5.2 million in platform technology licensing revenue and $4 million in contract revenue. Largely as a result of these changes, we ended up the fourth quarter with over $17 million in positive working capital, up from one million dollars in positive working capital at September 30, 2006.

At the end of the fourth quarter 2006, total cash and equivalents, including restricted cash of $4.6 million, was $114 million. We ended the quarter with $27.7 more cash than the face value of our total debt of $86.3 million.

Okay, let’s move on to page ten and the summary cash flow statement. As I mentioned earlier, we generated cash flow from operations of $6 million in the fourth quarter of 2006. Our cash collections were largely in line with our expectations for the fourth quarter; however, our cash flow from operations during the quarter was negatively impacted by approximately $8 million in cash payments for non-operating legal expenses incurred during 2006. Cash used in investing activities was $200,000 in the fourth quarter and was primarily used for the purchases of fixed assets.

Cash used in financing activities for the fourth quarter was $21.7 million. This use of cash was primarily for the repayment of the remainder of our 5.25% convertible subordinated notes and for the semiannual payment of our preferred stock dividend we discussed earlier. These cash outlays were partially offset by the net proceed from common stock issuances related to our employee stock options and our stock purchase plan.

For the full year 2006, we generated positive cash flow from operations of nearly $15 million. This is the first year in a long time that i2 has been cash flow positive for a full year and this is due mainly to a lot of hard work by many i2’ers. We are very pleased with this accomplishment and we’ll continue to focus on this as one of our main objectives.

Before we get into the outlook for 2007, I want to call your attention to a few things in particular. First, when you take a look at the key performance indicator included in our press release, you’re going to see that we’ve changed a couple of the metrics. We have replaced the metrics associated with software solutions transactions recognized with software solutions transactions booked in a quarter. The first metric is the number of software solutions transactions booked in a quarter that were greater than $500,000 and this number was five for the fourth quarter of 2006. The second metric is the average dollar amount in thousands of software solutions transactions booked in a quarter, which was $496,000 for the fourth quarter of 2006. We hope you find this new information more relevant in measuring the performance of our business.

Second, included in the $17.4 million of software solutions bookings included in on the KPI slide for the fourth quarter of 2006, there is approximately $6.7 million that will be recognized in the subscription revenue line item.

Third, is it important to remember that the valuation allowance reversal to income taxes included in the fourth quarter of 2006 represents approximately $0.11 of our full year 2006 GAAP and non-GAAP EPS. This will be important to remember as we discuss the 2007 outlook and compare it to 2006 results.

Fourth, as part of a broad review of our employee compensation plans for 2007, our board’s compensation committee has decided to shift the mix of equity compensation awarded to our employees. Beginning in 2007, we expect to award more restrictive stock units or RSU’s and reduce the number of stock options awarded. This is a good time to make the shift to RSU’s because it allows the company to provide additional retention value to our employees, but the change does not have a negative profit implication because of the relatively high black …value of our stock options. While this shift will reduce the amount of stock option expense we record on our income statement in 2007, we do expect our total stock compensation for 2007 to be relatively comparable to the total stock compensation expense we recorded for the full year of 2006.

Finally, Michael and I both mentioned the resolution of the remaining contract revenue balance and assuming that an agreement is reached between Mr. Brady and the SEC, the termination of our non-operating legal expense obligation to Mr. Brady. This will be a great milestone for the company as it will remain our legacy items are behind us and we will go into the remainder of 2007 with a clean slate. Accordingly, it is our current intention to transition during 2007 the focus on straight GAAP results rather than our non-GAAP measurements. With the recognition of the remaining contract revenue in the first quarter 2007, the only remaining item that would be included in our non-GAAP adjustments would be stock option expense. And since we have a full year of this expense in 2006, the year-over-year comparison will be on an apples to apples basis. However, we understand that we have focused on non-GAAP measurements for 2006, so I will provide both the GAAP and non-GAAP amounts for the 2007 outlook on today’s call. Nonetheless, it is our current intention to focus on the GAAP revenue, profitability and earnings per share amounts beginning with our first quarter 2007 earnings release.

Okay, so now let’s discuss the current outlook for 2007. I’d like to start by reiterating an important point that we’ve mentioned before. As we have repeatedly discussed, due to the seasonality of our industry, our continued investment in the business and the transition we’re making into the new generation solution, we feel that it is important to forecast our earnings and cash flow results for the full year rather than on a quarterly basis. So, for the full year 2007, we currently expect year-over-year growth in bookings and revenue as a result of our continuing investments in sales, marketing and services. Due to the continued ramp up in these investments, we currently expect profitability in the first half of 2007 to be reasonably comparable to the first half of 2006. And, we expect profitability to accelerate in the second half of 2007.

For the full year 2007, we currently expect GAAP diluted earnings per share of $0.90 to $1.10, depending on the nature and timing of bookings. Excluding anticipated stock option expense and contract revenue, which total $0.35 per diluted share, non-GAAP diluted earnings per share for the full year are currently expected to be in the range of $1.25 to $1.45. Additionally, our earnings per share ranges assume that the settlement agreement reached in the fourth quarter will conclude our indemnification obligations to Mr. Brady and eliminate the negative impact these expenses have had on our financial results.

We expect to reinvest a significant amount of the financial resources we would have otherwise spent in 2007 on our non-operating legal expenses into sales, marketing and services. We also expect our spending in support of our patent infringement litigation in SAP to increase during 2007, particularly as we approach the Markman Hearing timeline later in 2007.

Additionally, the diluted earnings per share range reflects our current tax situation. We will continue to review our valuation allowances on a quarterly basis, but at this point we do not foresee additional valuation allowance reversals during fiscal 2007.

So, as you compare GAAP earnings per share amount for the full year 2006 of $0.82 per share versus the outlook range provided of $.90 to $1.10 per share, please keep in mind a few factors. Remember that the results in 2006 include the reversal of the income tax valuation allowance of $2.9 million or approximately $0.11 per share. And remember as well the company’s intention to reinvest a significant portion of our non-operating legal expense incurred in 2006 back into the business to fund the sales, marketing, services and intellectual property areas.

Finally, we expect to generate positive cash flow from operations for the full year 2007. However, in the first quarter of 2007, we expect to experience negative cash flow from operations at a level comparable to or worse than the $7.9 million of negative cash flow we experienced in the first quarter of 2006. This is primarily due to two factors: higher annual and semiannual employee incentive and commission-related payouts; and approximately $6 million in cash payments related to the non-operating legal expenses accrued at the end of 2006, which includes the settlement agreement reached in the fourth quarter as well as other legal related items.

I would like to conclude by reminding you that our statements regarding future financial performance are based on current expectations for bookings, cash collections, revenue and expense. Such statements are forward-looking and the company expressly disclaims any current intention to update forward-looking statements. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, and actual results may differ materially.

That concludes my prepared remarks. Thank you for your attention. I’ll now hand the call back to Michael.

M. McGrath	Thanks, Mike. Great job. I’m glad I get to do the easier part of this call and not all the numbers.

Well, we successfully achieved our previous objectives that we set in March of 2005, so we now have to define new objectives as we go forward for the next few years and here are our three primary objectives. First, sustainable, profitable growth. We have ignited growth and now we need to turn this into sustainable, profitable growth. Note that this is a balance between growth and profit, a balance between investing in future growth while being careful how much we spend in current quarters.

Our second objective, new generation supply chain management leadership. We have proven that the new generation supply chain market is real and that we have solutions which benefit our customers. And now we need to solidify our leadership as growth in this market accelerates.

Third, operational excellence. We have substantially completed our efforts to build a strong management foundation at i2 and now we want to expand our ambitions to operational excellence – becoming nothing less than the most efficient and effective software company in the world.

To achieve these objectives, there’s a lot we have to do. Let me share with you some of our growth strategies for 2007. First, we intend to focus on new generation solutions as our primary growth strategy by continuing to promote these has highly differentiated, customized solutions to a growing new generation market; by increasing the service mix in our business model; by developing even more custom solutions based on the unique needs of each customer; and by continuing to build a business content library to provide the software components that will further increase our competitive advantage in customized solutions.

Second, based on this strategy, we expect to broadly penetrate the supply chain market with our new generation solutions by significantly increasing software solutions bookings in 2007 and using this to increase market share in each of our industries. We also expect to do this by expanding our selling capacity. As we previously discussed, we will be using some of the savings from the termination of legal indemnification costs to invest in sales and marketing.

We also expect to aggressively convert our customer base to our new generation solutions. And this should be the easiest opportunity for near-term growth. But we will also use our new generation solutions to penetrate our competitors installed base.

Our third strategy is around sales productivity. Sales productivity is an essential strategy for our growth. You’ve heard me discuss this before. We measure sales productivity by marketing and sales expense as a percentage of software solutions and services revenue. This performance metric continued to improve to a little more than 26% in 2006, even as we increased our investment in sales and marketing. As you may recall, this is a big improvement from approximately 43% in 2004 and 2003. And, at 26% today, we are one of the most productive sales organization in the entire enterprise software industry.

Fourth, another strategy to improve sales productivity even further, we have been investing and carefully expanding our off-payroll sales footprint with partners; partners who are value-added resellers are addressing specific vertical, geographic or mid-market business opportunities. Other strategic partners are now supporting some of our new strategic expansion initiatives. More on these in a minute.

Fifth, another core strategy is to continue growing our services business by improving productivity, by adding service capacity, by increasing the range of services we offer. And in parallel with growing our service business, we are also striving to achieve the highest services profit margin in the industry. And as I said earlier, we made great progress towards this in 2006.

It is fundamentally important to our strategy that we continue to differentiate i2’s new generation solutions from those offered by other companies, particularly the large ERP software vendors. i2’s new generation supply chain management solutions enable our customers, for the first time, to take control of their extended supply chain, horizontally with their trading partners and vertically within their enterprise. Our new generation solutions provide visibility across the extended value chain, demand driven and demand shaping planning strategies, deep operational collaboration as well as closed loop control and synchronization of both planning and execution. Our customers are realizing a fundamental shift in the way they build their supply chains. In the old generation of supply chain management, processes had to adopt to software. In the new generation, the software adapts to the processes.

And through our experiences so far, we are finding that while cost and inventory improvements of the new generation are impressive, more importantly, our customers are using our new generation solutions to increase their sales growth by responding instantly to customer needs. All of this is a fundamental paradigm shift in supply chain management that requires, first, significant supply chain management expertise; second, a unique supply chain backbone, like the i2 Agile Business Process platform; and third, a business content library; three critical ingredients that our competitors don’t yet have.

But we have an even more aggressive growth strategy beyond growth in services and new generation solutions. We are also expanding into new markets to accelerate our growth even more in 2008, with possible growth from some of these initiatives seen in 2007. Here are some of our expansion strategies.

First, as you already know, we are aggressively licensing our business process platform technology to other software companies. Second, in 2007, we plan to expand the supply chain management service offerings that we provide to our customer base. Third, we recently announced that we are working with Microsoft to build and market a new analytics solution, i2 Intelligence. We’re marketing this as a broad-based BI platform for supply chain management. Fourth, we have started working with Accenture to bring our new generation solutions into markets that are new for i2, such as government and biosciences. Fifth, in addition, we have been working jointly with IBM on an on-demand offering, initially using our Freight Matrix and MEI platforms. Sixth and finally, we have, as part of our expansion strategy, that we will selectively consider acquisitions to further accelerate growth and solidify our leadership position.

In addition to these strategies, we also intend to continue to leverage our patent portfolio into competitive advantage and additional financial gains. We know that achieving these objectives will not be easy. We have some very large competitors and we must continue to differentiate i2 from them. The new generation market is now proven, but still has yet to be widely accepted, so we need to educate and patiently build this market as it grows. But, we have great people at i2, great customers, and a great opportunity. The problems of our past are now finally behind us. The turnaround chapter at i2’s history is closed and we have begun to write the next chapter of i2’s history, and the outline for this chapter is very exciting. At this point, let’s open it up for any questions.

Moderator	Your first question comes from James Basch with Dialectic Capital.

J. Basch

Congrats on another strong quarter. Just a quick question for you. Are you expecting in the June quarter operating cash flow to more closely track net income? And I guess starting the June quarter, is that something you expect on a going forward basis from there?

M. Berry

So on that, on the third quarter we have traditionally paid out a good bit of our employee incentives and bonuses on a semiannual basis, so what you’re going to see is hopefully a flattening of that in the June quarter, so that’s going to effect Q3. In the June quarter, that’s typically a better cash flow quarter, maintenance renewals, license revenue, so similar to fiscal year ‘06, I think you’ll probably see 2 and 4 be better, 3 will be a little bit better than it was last year because of the straightening out. So yes, we do expect to see that come back in Q2.

Moderator	Next, go to Patrick Walravens with JMP Securities.

P. Walravens	That was a good year you guys had. Congratulations. So, Michael, how long are you planning on staying at i2? You seem to be a pretty important part of this equation.

M. McGrath

Thanks for the compliment. I’m continuing to have fun here. I’m too busy to think about doing anything else. The other point that I think is important is we now have a very strong management team here, so it’s less and less about me and more and more about the guys we have here running i2. But I’m still here having fun, haven’t had time to think about it otherwise. Otherwise, we do frequently have periodic conversations between the board and myself as to what’s best for i2, but at this point in time no immediate change in plans.

P. Walravens	What’s your current contract…

M. McGrath	You have to keep putting up with me for a little while.

P. Walravens	Currently your contract runs until when?

M. McGrath	End of this year. And it can be renewed.

P. Walravens	Mike, can you help us, what dollar amount of G&S should we expect in Q1 or range of dollar amount?

M. Berry

Hold on a second. So in the G&A, in that number there was $7.4 million of non-operating legal, offset by the $2.9 million of reversals in our litigation accrual. So G&A in Q4 was the $15.5. So I think you can look at the $7.4, back out the $2.9 and that should be a reasonable run rate going into Q1.

P. Walravens	Did you guys talk about what kind of revenue growth expectations you have for ‘07?

M. Berry	No. We talked about our expectations for ‘07 is to grow revenue. We did not give specific revenue guidance on growth.

P. Walravens	Why not?

M. Berry

Because at this point we’re confident that we’re going to be able to grow, but it’s going to depend largely on timing and type of bookings. So that’s something that hopefully as we go through the year, we’ll get a little bit better handle on. But we don’t want to lock ourselves into a number this early in the year.

P. Walravens	Is it the sort of thing where you expect that you can get into double-digits or are we talking about, let’s just leave it at that. Do you see yourself as double-digit growth?

M. McGrath

Our objective is to grow as fast as we can. Remember, on revenue growth, we also have significant delays from when we book revenue to when we recognize it on license and services and maintenance. So the bookings growth is a lead indicator of later revenue growth. It does stretch out quite significantly, as you know. The timing from an investment in new marketing and sales to the recognition of revenue from those investments can be quite long.

P. Walravens	So what’s a reasonable expectation for bookings growth then?

M. McGrath	We had some solid increases last year and we expect to continue those solid increases as we go forward. So, within those kinds of ranges.

P. Walravens	Okay.

M. McGrath

It’s hard to say specifically. If I had a crystal ball, it would be easier. But we certainly don’t expect to see software solutions bookings slow down. If it is, it means we’ve failed to execute, which can happen.

P. Walravens	Mike, how much cash did you actually pay out for legal expenses in Q4?

M. Berry

It was about $8 million in non-operating legal cash that was spent. That was the number in Q4. In Q1, we’re expecting that number to be about $6 million. And hopefully that’s the last quarter we have to talk about that.

P. Walravens	And so what is it we’re waiting for exactly on that? Is it just the commissioners approving it?

M. Berry	Exactly. So our settlement agreement is contingent upon them reaching final agreement.

P. Walravens	Has maintenance bottomed?

M. McGrath

I answered that question last time and I was wrong. I thought it was going to bottom at 23 and that’s really the only disappointment we had this quarter. So, I’d rather not be wrong twice, so I won’t say, but I thought it was going to bottom at 23 and it went below. We’ve redoubled our efforts to increase maintenance revenue, but I called it prematurely last time, I think.

P. Walravens	Congratulations on a great 2006.

Moderator	Next is Gregg Speicher with Moss Creek.

G. Speicher	The customer examples you mentioned earlier suggest that maybe there’s strength in transportation or is that just happenstance with the customers you mentioned?

M. McGrath

There has been pretty consistent strength in transportation. Some of that’s driven by the increase in fuel costs, some of it’s driven by the increase in complexity of supply chain networks with companies outsourcing more and more manufacturing to places like China. It makes the transportation problems more complex. And in addition, last year we released our new generation transportation solution, which gives our customers some additional visibility across their entire chain. So that has continued to be a strong area for us and one we expect in the future.

We also have, I think, a very strong on-demand offering in transportation with Freight Matrix. That’s been a popular product for us. That’s a subscription-based model, essentially.

G. Speicher	So is that growing pretty healthfully?

M. McGrath

Yes, it’s been growing. We have, as I mentioned earlier, just formed a partnership with IBM to really promote that a lot more aggressively, the on-demand version of transportation, which is Freight Matrix, as well as our MEI platform, which is the software that we acquired from River One, which is a multi-tenet collaboration platform. So we’re promoting that more with IBM very, we just formed an agreement with them and it’s being aggressively developed and pursued.

G. Speicher	That’s interesting. Were there any vertical strengths in the quarter?

M. McGrath

It was pretty balanced. Probably the biggest strength was in the industrial segment. What we do find is that with industries, multiple industry groups it’s like a portfolio. Some tend to be strong in one quarter and others may not be as strong, so it’s a little bit like a portfolio. Industrial was very strong in the fourth quarter.

G. Speicher	For next year, did you mention a sales force target, by chance? Did you say that, a number?

M. McGrath	No.

G. Speicher	You don’t care to?

M. McGrath	No. I don’t. We’re building up, you should expect to see the expense build up, which it will come obviously from increasing the sales force head count, but we haven’t disclosed the number.

G. Speicher	Then on the maintenance renewals, were these just renewals that didn’t get closed or …or are they jostling with you on legacy issues, trying to use that as a discount or kind of what’s going on there?

M. Berry

Every quarter we have issues in terms of just getting customers to reup. By issues I mean where they are in their product cycle and things like that. So there were a few maintenance contracts that did not get reupped. They got pushed into the first quarter. We’re certainly trying to get those closed. That’s going to happen on a quarter-by-quarter basis. You saw in Q3, we actually accelerated the maintenance revenue because we got a number of closed that had drifted from Q2. So a lot of it on a quarterly basis is going to be relatively volatile, but no, they are not product issues, it’s just normal maintenance reupping.

G. Speicher

Last question. I’ve always thought that business intelligence for supply chain was an interesting sort of intersection. What kinds of potential do you see there for maybe this year or is it a longer term thing? What are your thoughts on that?

M. McGrath

We’re partnering with Microsoft in this area, which gives us some broader marketing capabilities through their organization. It also gives us a much lower cost platform using their software as the base for business intelligence and supply chain. And you’re right, supply chain management is one of the more interesting and complex areas for business intelligence when you look at it on a process or a business function basis. So we expect to release that product in Q2, is right now the plan to release that new product with Microsoft. So we’ll see some traction on that in Q3 and Q4, and then a lot more next year. That’s the current game plan.

G. Speicher	Any idea on pricing yet or is it still too early?

M. McGrath

We’re still working on the pricing. I think it’s going to be attractively priced because of the total cost of ownership is going to be lower, because the Microsoft database software is a lot less expensive. And also, our strategy with it is to, is that this product will essentially drop into any environment. It could be an SAP environment, or an i2 environment, or an Oracle environment, or a hybrid environment. And it’s not dependent on integration, highly coupled integration with other applications. It’s a loosely coupled platform. So, we’re hoping to use this as a way of getting into other major accounts.

Moderator	We’ll go to Brad Reback with CIBC World Markets.

B. Reback	Hey, guys, how are you? On the supply chain leader deals, obviously you’ve been getting some questions on that from investors. Any update on how you think those renew, when they renew, etc.?

M. McGrath

We have a couple that are coming up for renewal this year. We have teams working with our customers. There’s some great advantages we have by offering them the new generation technology going forward, so that gives us a great opportunity in those deals. If by chance they don’t renew, then they would revert to maintenance payments on the software they’re using, so they’re not an all or nothing proposition. But we have, for each of them, a team of them assigned to make sure that we get those renewed.

They’ve proven to be a great benefit to our customers and it’s a great way of working together long-term on a partnership basis with our customers. And I think then we have a lot to offer going forward. But those tend to be larger deals, so they require some additional attention, like you’re implying.

B. Reback	On the cash flow side in the quarter, you talk about $8 million of legal expense. Can you give us any sense of maybe how much larger that was than what you were expecting?

M. Berry

It was a couple million more than we were expecting. On the third quarter call we had talked about our cash flow estimates in Q4 to be mid- to upper single-digits. So $6 million was a little bit lower than we were expecting simply because of that, but we did know going into the fourth quarter that we had a significant amount of legal bills that had to be paid in that quarter. So it’s a little bit higher. Everything else on a cash flow basis was pretty much consistent with our expectations from operating expense through cash collections.

B. Reback

Michael, I think you touched on this before, but I just want to be clear. With the increased investment in sales and marketing, we should expect that to lead to actually an acceleration in bookings growth in the back half of the year on a year-over-year basis?

M. McGrath	That’s what I’m expecting. Otherwise, we wouldn’t be investing in it. That’s what we’re expecting.

B. Reback

On the platform side of the business, can you give us any sort of update or comfort, obviously, one deal of significance in ‘06, how that pipeline looks and the ability to fill that hole and grow from there?

M. McGrath

I reviewed the pipeline yesterday and it’s pretty strong and improving. The nature of these deals on the technology will be very different, so we have to, I think, just be aware of that. Some could be large, upfront payments. Others could be small, upfront payments with a recurring revenue stream based on a percentage of the platform sales by the other software company. So the nature of these will be very different. They won’t be shown as fully bookings, for example, because we won’t book the contingent payment based on the reseller. But we’re going to try to provide in each case some visibility to what our expectations are when we do these. But the pipeline looks pretty good, but it will either be lumpy or it will be continuing out with a revenue stream being built out over the next few years.

B. Reback	Last question, on the last quarterly conference call you talked about some business that has slipped and closed early in the fourth quarter. Any similar type of activity here in the first quarter?

M. McGrath

There’s always some, especially at the end of the fourth quarter. I’m still trying to understand why our customers tend to not work at Christmas and New Years, but we’ve found ourselves chasing down people between Christmas and New Years. Given at the end of the date of this quarter, we found that some of our customers didn’t even work the Saturday before New Years, so we couldn’t get some signatures. So some of those slipped into Q1 and since closed. But that’s nominal. We expect that. There was nothing unexpected. I’m obviously saying that tongue in cheek. But some things go to the end of the quarter this time of year and you just can’t find people. Most of our sales are pretty significant, so it’s not just one person signing an agreement. It requires in this day and age many people to sign and you can’t always find them at the end of December.

Moderator	Next, we’ll go to Kwang Kim with Eaton Vance.

K. Kim	Gentlemen. How are you?

M. McGrath	Still depressed over the Patriots.

K. Kim

As am I. Just a couple things. With regards to some of these partnerships that you have – Microsoft, IBM – you mentioned that you could start seeing some traction from Microsoft in Q3 and Q4. Any time frame with regards to IBM and Accenture?

M. McGrath

The Accenture arrangements, those partnerships into new markets will take a little bit of time to unfold. We’re working with them on a couple of very exciting possibilities now. Anything in the government market is likely to be long-term and big if we got it, but very long-term to develop. But we are working with them now.

The IBM side, we’re in the process of porting our hosted solution to the IBM platform and IBM hardware, and are putting together plans to jointly market that with IBM. That’s progressing. So I think we’ll see some of that middle of the year, maybe third or fourth quarter.

K. Kim	Any idea in terms of what the magnitude of the revenue opportunity could be here with Microsoft and IBM?

M. McGrath

Any of these could be significant. To share my strategy for growth initiatives, it’s like planting a lot of seeds. You plant a number of seeds and you nurture them and some grow to be big things and some don’t grow very much and you just stop paying attention and cut your losses. So, we’ve launched a portfolio of expansion strategies, which is a subset of those opportunities we reviewed; we have five or six of them. I’m optimistic with all of them, but in reality some will turn out to be big and some will not succeed and we’ll just cut it there. They all have the opportunity to be big.

K. Kim	The Accenture relationship I’m assuming you’re taking your current suite of products that you have today? Is that right?

M. McGrath	Well, it’s the new generation.

K. Kim

Right. And with IBM and Microsoft, even though these are kind of customized toolkits that you’re going to be going to market with, what’s the opportunity to kind of upsell your new generation applications, kind of like this Trojan horse theory where you can just kind of go in with a nice little pointed solution and then kind of come in and say, “This is what else we have.”

M. McGrath

That’s obviously what we’d like to do. The i2 Intelligence product is almost an appliance, if you will. We probably won’t sell the hardware, but it’s so tightly bundled that it’s like an appliance that can be dropped into anybody’s environment and the ability to link it to all the data sources is pretty straightforward. So we’re hoping that that could demonstrate to non-i2 install base that we have great capabilities and can use that to leverage those into additional penetration of competitor customers.

Moderator	That will conclude the Q&A session. I’ll turn it back to the presenters for any closing comments.

M. McGrath

Thank you, everybody. Thank you for your comments and congratulations and thank you for spending the last hour with us and we look forward to joining everybody in another three months. Time really flies fast. It seems like these calls come every few weeks now. So we’ll talk to you in three months.

Moderator

Ladies and gentlemen, this conference is available for replay. It starts today at 12:30 p.m. CST, will last until tomorrow, February 2, at midnight. You may access the replay at any time by dialing 1-800-475-6701 or 320-365-3844. The access code, 857830.

That does conclude your conference for today. Thank you for your participation. You may now disconnect.